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Exhibit (a)(1)(F)

FOR U.S. SHAREHOLDERS ONLY
GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to give the Payor.    Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.

For this type of account			Give the SOCIAL SECURITY number of:
1.	An individual's account		The individual
2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, any one of the individuals(1)
3.	Husband and wife (joint account)		The actual owner of the account or, if joint funds, either person(1)
4.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor(2)
5.	Adult and minor (joint account)		The adult or, if the minor is the only contributor, the minor(1)
6.	Account in the name of guardian or committee for a designated ward, minor, or incompetent person		The ward, minor, or incompetent person(3)
7.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)
	b.	So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
For this type of account			Give the SOCIAL SECURITY number of:
8.	Sole proprietorship account		The owner(4)
9.	A valid trust, estate or pension trust		The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title)(5)
10.	Corporate account		The corporation
11.	Religious, charitable, or educational organization		The organization
12.	Partnership account held in the name of the partnership		The partnership
13.	Association, club, or other tax-exempt		The organization
14.	A broker or registered nominee		The broker or nominee
15.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments The public entity		The public entity

(1)
List first and circle the name of the person whose number you furnish.

(2)
Circle the minor's name and furnish the minor's social security number.

(3)
Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

(4)
You must show your individual name, but you may also enter your business or "doing business" name. You may use either your Social Security Number or Employer Identification Number.

(5)
List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

OBTAINING A NUMBER

        If you do not have a taxpayer identification number or if you do not know your number, obtain Form SS-5, Application for Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the "IRS") and apply for a number.

BACKUP WITHHOLDING

        Payees generally exempt from backup withholding on payments by brokers include the following:

        A corporation.

        A financial institution.

        An organization exempt from a tax under Section 501(a) of the Internal Revenue Code of 1986, as amended, (the "Code") or an individual retirement plan or a custodial account under Section 403(b)(7) of the Code if the account satisfies the requirements of Section 401(F)(2) of the Code.

        The United States or any agency or instrumentality thereof.

        A State, the District of Columbia, a possession of the United States or any subdivision or instrumentality thereof.

        A foreign government, a political subdivision of a foreign government or any agency or instrumentality thereof.

        An international organization or any agency or instrumentality thereof.

        A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

        A real estate investment trust.

        A common trust fund operated by a bank under Section 584(a) of the Code.

        An entity registered at all times under the Investment Company Act of 1940.

        A foreign central bank of issue.

        A futures commission merchant registered with the Commodity Futures Trading Commission.

        A person registered under the Investment Advisors Act of 1940 who regularly acts as a broker.

        Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

        Payments to nonresident aliens subject to withholding under Section 1441 of the Code.

        Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

        Payments of patronage dividends where the amount received is not paid in money.

        Payments made by certain foreign organizations.

        Payments made to a nominee.

        Payments of interest not generally subject to backup withholding include the following:

        Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

        Payments of tax-exempt interest (including exempt-interest dividends under Section 852 of the Code).

        Payments described in Section 6049(b)(5) of the Code nonresident aliens.

        Payments on tax-free covenant bonds under Section 1451 of the Code.

        Payments made by certain foreign corporations.

        Payments made to a nominee.

        Exempt payees described above should provide an IRS Form W-9 or the Substitute Form W-9 to avoid possible erroneous backup withholding. PROVIDE THIS FORM TO THE PAYOR, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, CHECK THE "EXEMPT FROM BACKUP WITHHOLDING" BOX ON THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYOR.

        Certain payments other than interest, dividends and patronage dividends, which are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Sections 6041, 6041(A)(a), 6045, and 6050A of the Code.

        PRIVACY ACT NOTICE—Section 6109 of the Code requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes. Payors must be given the numbers whether or not recipients are required to file tax returns. Beginning January 1, 1993, payors must generally withhold a portion of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

        PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

        CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

        CRIMINAL PENALTY FOR FALSIFYING INFORMATION—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

        FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

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  Exhibit (a)(1)(F)